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                                                                   Exhibit 2.8


                      ASSET AND STOCK PURCHASE AGREEMENT

      Agreement made as of June 14, 1999 by and between DURO Communications, Inc., a Delaware corporation ("Buyer"), MetroLink Internet Services, Inc. a Florida corporation ("Seller"), and James Taylor, Jr. and Thomas M. Batchellor (collectively the "Principal Shareholders"), as the sole shareholders of the Seller and MetroLink Internet Services of Port St. Lucie, Inc., a Florida corporation ("Port St. Lucie").

      WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, all of the properties, rights and assets used or useful in connection with Seller's Internet service business (the "Business"), and

      WHEREAS, subject to the terms and conditions hereof, the Principal Shareholders desire to sell, transfer, assign and deliver to Buyer, and Buyer desires to purchase from the Principal Shareholders, all of the outstanding capital stock, shares or other equity ownership interest in Port St. Lucie (the "Capital Stock").

      NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF ASSETS AND STOCK.

      1.1 Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, and the performance by the parties hereto of their respective obligations hereunder, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller at the First Closing (as defined in Section 1.4 below), all of Seller's right, title and interest in and to all of the properties, assets and business of the Business of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, but excluding the Excluded Assets (as defined in Section 1.2 below), including, without limitation, the following:

            (a) Equipment. All free standing kiosks, servers, routers, modems, computers, electronic devices, test equipment and all other fixed assets, equipment, furniture, fixtures, leasehold improvements, parts, accessories, inventory, office materials, software, supplies and other tangible personal property of every kind and description owned by Seller and used or held for use in connection with the Business, all as set forth on Schedule 1.1(a) attached hereto (collectively, "Equipment");

            (b) Contracts. Subject to Buyer's obligations to indemnify Seller, all of the rights of Seller under and interest of Seller in and to all contracts relating to the Business (other than the Excluded Contracts (as defined in Section 1.2(b) below)), including, without limitation, original contracts for the provision of telecommunications services, Internet connectivity, subscriber services, corporate subscriber services, dedicated subscriber services,


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web-hosting, web-domain, dial-up services, web-development and Internet commerce, all leases with respect to real property, if any, and all co-location agreements, a true, correct and complete list of which contracts is attached hereto as Schedule 1.1(b) (collectively, the "Contracts"). All rights of Seller in the Contracts accruing prior to the First Closing Date (as defined in Section
1.4 below) shall be retained by and be the property of Seller and all payments becoming due under the Contracts shall be prorated based upon the First Closing Date with all payments becoming due thereafter being the obligation and liability of Buyer;

            (c) Intellectual Property. All of Seller's Intellectual Property (as defined in Section 2.20), as set forth on Schedule 1.1(c) attached hereto;

            (d) Licenses and Authorizations. All rights associated with the licenses, licensing agreements, permits, easements, registrations, domains, IP addresses and authorizations issued or granted to Seller by any governmental authority with respect to the operation of the Business, including, without limitation, those licenses and authorizations listed on Schedule 1.1(d) attached hereto, and all applications therefor, together with any renewals, extensions, or modifications thereof and additions thereto;

            (e) Current Assets; Accounts Receivable. All current assets of Seller except cash (the "Current Assets"), including security deposits, prepaid expenses, and all accounts receivable incurred in the ordinary course of business and included on Seller's balance sheet as of the First Closing Date, as determined in accordance with generally accepted accounting principles ("GAAP"), consistently applied; a complete list of such Current Assets and the values attributable thereto as of the First Closing Date is attached hereto as Schedule 1.1(e) ("Current Assets");

            (f) Goodwill. All of the goodwill of Seller in, and the going concern value of, the Business, and all of the business and customer lists, proprietary information, and trade secrets related to the Business; and

            (g) Records. All of Seller's customer logs, location files and records and other business files and records relating to the Business, provided, however, that Seller shall retain all of its financial, accounting and employee records relating to the Business, subject to Buyer's right to obtain copies of the same as necessary for the operation of the Business following the First Closing.

      The assets, properties and business of Seller being sold to and purchased by Buyer under this Section 1.1 are referred to herein collectively as the "Assets."

      1.2 Excluded Assets. There shall be excluded from the Assets and retained by Seller, to the extent in existence on the First Closing Date, the following assets (the "Excluded Assets"):


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            (a) Other Assets. All other assets of Seller which are not used or held for use in connection with the Business or otherwise necessary to the operation of the Business now or after the First Closing Date and which are set forth on Schedule 1.2(a) attached hereto;

            (b) Excluded Contracts. All of Seller's right, title and interest in, to and under the Contracts listed on Schedule 1.2(b) attached hereto (the "Excluded Contracts");

            (c) Insurance. All of Seller's insurance contracts and all insurance proceeds of settlement and insurance claims made by Seller on or before the First Closing Date;

            (d) Tax Items. All claims, rights and interest in and to any refunds for federal, state or local Taxes (as defined in Section 2.4(a) below) for periods prior to the First Closing Date;

            (e) Corporate Records. All of Seller's corporate and other organizational records; and

            (f) Bank Accounts. All of Seller's bank accounts.

            (g) Cash. All of Seller's cash on hand as of the First Closing Date.

            (h) Reimbursements. All reimbursements, credits or payments due to Seller under the Contracts which became due and owing prior to the First Closing Date.

      1.3 Seller's Liabilities; Equipment Lease Liabilities; Employees.

            (a) Seller's Liabilities. It is expressly understood that, except for any liabilities or obligations arising under the Contracts after the First Closing Date, Buyer shall not assume, pay or be liable for any liability or obligation of Seller of any kind or nature at any time existing or asserted, whether, known, unknown, fixed, contingent or otherwise, and including, without limitation, any liability or obligation relating to, resulting from or arising out of (i) the Excluded Assets, including, without limitation, the Excluded Contracts, (ii) the employees of the Business, including, without limitation, any obligation to provide any amounts due to the employees under any pension, profit sharing or similar plan, any bonus or other compensation plan, or related to vacation or other similar employee benefits, or arising as a result of the transactions contemplated hereby, (iii) any fact existing or event occurring prior to the First Closing Date or relating to the operation of the Business prior to the First Closing Date, (iv) any federal income, social security withholding, payroll, sales or other tax, license or fee obligations of Seller and/or its agents and (v) any amounts payable to BellSouth Telecommunications, Inc. ("BellSouth") in respect of accounts 407-M15-5035 and 954-V70- 3037. The liabilities which are not assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "Excluded Liabilities."


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            (b) Equipment Lease Liabilities. At the First Closing, all of
Seller's obligations under the equipment lease agreements or other secured obligations/liabilities of Seller specifically identified on Schedule 1.3(b) ("Secured Liabilities") shall be satisfied in full by Buyer (as a debit to the Purchase Price), and Buyer shall be provided with sufficient proof of the amounts necessary to satisfy such obligations in the form of payoff letters and, in the case of amounts owed to Colonial Pacific Leasing in respect of the ASCR MXHP-2T1-48/NA phone system, confirmation that Colonial Pacific Leasing will deliver to counsel to Buyer, or file with the appropriate filings offices, a UCC-3 termination statement within two business days of the First Closing Date. Liabilities of Seller that do not affect Seller's right to convey title to the Assets to Buyer shall be satisfied, disputed or litigated by Seller as it deems necessary and proper and subject to Seller's obligations to indemnify Buyer from same hereunder.

            (c) Employees, Wages and Benefits.

                  (i) Seller shall terminate all of its employees effective as of the First Closing Date and Buyer shall not assume or have any obligations or liabilities with respect to such employees or such terminations except as provided in Section 7.3 with respect to the Principal Shareholders, including, without limitation, any severance obligation. Seller acknowledges and agrees that Buyer has the right to interview and discuss employment terms and issues with such employees prior to and after the First Closing.

                  (ii) Buyer specifically reserves the right, on or after the First Closing Date, to employ or reject any of Seller's employees or other applicants in its sole and absolute discretion; provided that Buyer shall provide to Seller a list of employees to whom Buyer intends to offer employment at the First Closing. Except as set forth in Section 7.3, nothing in this Agreement shall be construed as a commitment or obligation of Buyer to accept for employment, or otherwise continue the employment of, any of Seller's employees, and no employee shall be a third-party beneficiary of this Agreement. If Buyer, in its absolute discretion, decides to and does hire any employee of Seller, Buyer shall indemnify and hold Seller harmless from and against any and all claims or liability, including reasonable costs, expenses and attorney fees arising out of such employee's work for or employment with Buyer after the First Closing.

                  (iii) Seller shall pay all wages, salaries, commissions, and the cost of all fringe benefits provided to its employees, if any, which shall have become due for work performed as of and through the day preceding the First Closing Date, and Seller shall collect and pay all Taxes in respect of such wages, salaries, commissions and benefits.

                  (iv) Seller acknowledges and agrees that Buyer shall not acquire any rights or interests of Seller in, or assume or have any obligations or liabilities of Seller


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      under, any benefit plans maintained by, or for the benefit of any employees of Seller prior to the First Closing Date, including, without limitation, obligations for severance or vacation accrued but not taken as of the First Closing Date. If Buyer, in its absolute discretion, decides to and does hire any employee of Seller, Buyer shall indemnify and hold Seller harmless from and against any and all claims or liability arising out of such employee's work for or employment with Buyer after the First Closing.

      1.3A Port St. Lucie Stock. Upon the terms and subject to the conditions set forth in this Agreement, and the performance by the parties hereto of their respective obligations hereunder, each of the Principal Shareholders agrees to sell, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from each of the Principal Shareholders, all of the shares of Capital Stock of Port St. Lucie owned by such Principal Shareholder at the Second Closing (as defined in Section 1.4 below).

      1.4 The Closings. The transactions contemplated by this Agreement in connection with the purchase and sale of the Business, but excluding the purchase of the Capital Stock of Port St. Lucie, shall take place at a closing (the "First Closing") to be held at 10:00 a.m., local time, at the offices of Fallace & Associates, P.A., on the date of this Agreement, or at such other time and place as shall be mutually agreed upon in writing by Buyer, Seller and the Principal Shareholders (the "First Closing Date"). The transactions contemplated by this Agreement in connection with the purchase of the Capital Stock of Port St. Lucie shall take place at a closing (the "Second Closing") to be held at 10:00 a.m., local time, at the offices of Fallace & Associates, P.A., on the earliest date following satisfaction of the conditions to the Second Closing, but in no event later than sixty (60) days after the First Closing, or at such other time and place as shall be mutually agreed upon in writing by Buyer, Seller and the Principal Shareholders (the "Second Closing Date"). Either or both closings may be performed by facsimile, with originals to follow as soon as commercially reasonable.

      1.5 Purchase Price.

            (a) At the First Closing, in consideration of the sale by Seller to Buyer of the Assets, in consideration of the agreement by each of the Principal Shareholders to sell to Buyer their respective shares of Capital Stock held by such Principal Shareholder, and subject to the assumption by Buyer of all liabilities and obligations of Seller under the Contracts arising after the First Closing Date and satisfaction of the conditions contained herein, Buyer shall pay to Seller, in U.S. dollars, an amount (as adjusted in accordance with this Section 1.5 below, the "Purchase Price") equal to $1,000,000 PLUS (i) $12,172.14, the dollar value of all accounts receivable of Seller relating to or arising from subscriber accounts that are less than thirty (30) days past due as of the First Closing, (ii) $3,005.82, the dollar value of fifty percent (50%), but in no event more than $7,500, of the accounts receivable of Seller relating to or arising from subscriber accounts that are greater than thirty (30) past due as of the First Closing, (iii) $4,998.50, the dollar value of any credits due to Seller under any of the Contracts, leases, service agreements, payments or overpayments made by Seller prior to the First Closing Date and (iv) $8,410.55, the dollar value of all security deposits of Seller, which


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are identified on Schedule 1.1(e); and MINUS the sum of (v) $15,000, the amount allocable to the Capital Stock to be delivered to counsel for Seller acting in the capacity of escrow agent (the "Port St. Lucie Escrow Agent") pending the Second Closing as contemplated by a second Escrow Agreement by and between Buyer and each of the Principal Shareholders (the "Port St. Lucie Escrow Agreement") in the form attached hereto as Exhibit A, (w) $102,473.49, the aggregate amount of the Secured Liabilities owed in connection with the equipment leases as set forth on Schedule 1.3(b) and (y) $0.00, the revenue adjustment, if any, calculated pursuant to Section 6.8 of this Agreement for a total Purchase Price of $911,113.52.

      (b) The Purchase Price of $1,013,587.01 (prior to subtraction of the Secured Liabilities) shall be paid by Buyer to Seller and/or applied to the payment of the Secured Liabilities at the First Closing as follows:

                  (i) Buyer shall deliver the sum of $842,780.01 to Seller or its designated agent or attorney by bank cashier's check or bank wire transfer pursuant to payment instructions delivered by Seller to Buyer at the First Closing; and

                  (ii) Buyer shall deposit the sum of $68,333.51 (the "Escrow Deposit") with Boston Safe Deposit and Trust Company as Escrow Agent under the Escrow Agreement in the form attached hereto as Exhibit B (the "Escrow Agreement") on behalf of Buyer and Seller. The Escrow Deposit shall at all times be deemed the property of Seller as part of the Purchase Price paid herein, but shall be held, administered and distributed in accordance with the terms of the Escrow Agreement and can be a remedy of Buyer for any indemnification claims made pursuant to Section 10 hereof; and

                  (iii) Buyer shall deliver the sum of $4,702.08 to AT&T Capital Corp. by bank cashier's check or bank wire transfer pursuant to payment instructions provided by AT&T Capital Corp. prior to the First Closing; and

                  (iv) Buyer shall deliver the sum of $49,294.90 to Balboa Capital by bank cashier's check or bank wire transfer pursuant to payment instructions provided by Balboa Capital prior to the First Closing; and

                  (v) Buyer shall deliver the sum of $16,249.00 to Colonial Pacific Leasing by bank cashier's check or bank wire transfer pursuant to payment instructions provided by Colonial Pacific Leasing prior to the First Closing; and

                  (vi) Buyer shall deliver the sum of $13,239.39 to Financial Pacific Leasing by bank cashier's check or bank wire transfer pursuant to payment instructions provided by Financial Pacific Leasing prior to the First Closing; and


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                  (vii) Buyer shall deliver the sum of $5,360.57 to Inter-Tel
      Leasing by bank cashier's check or bank wire transfer pursuant to payment instructions provided by Inter-Tel Leasing prior to the First Closing; and

                  (viii) Buyer shall deliver the sum of $13,627.55 to Sunrise Leasing by bank cashier's check or bank wire transfer pursuant to payment instructions provided by Sunrise Leasing prior to the First Closing; and

                  (ix) Buyer shall deliver the sum of $15,000.00 to counsel for Seller, as escrow agent (the "Port St. Lucie Escrow Agent") as the contemplated Purchase Price for the Capital Stock of Port St. Lucie.

            (c) At the Second Closing, upon satisfaction or waiver of all of the conditions to the Second Closing, the Port St. Lucie Escrow Agent shall pay to each Principal Shareholder such Principal Shareholder's pro rata share (based on his percentage ownership of the Capital Stock) of $15,000.00 by bank cashier's check or bank wire transfer pursuant to payment instructions provided by such Principal Shareholder to the Port St. Lucie Escrow Agent prior to the Second Closing.

      1.6 [INTENTIONALLY OMITTED]

      1.7 Purchase Price Allocation. The Purchase Price shall be allocated pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulation 1.1060-1T and all subparagraphs thereof, such allocation shall be calculated promptly following the First Closing, and $275,000 shall be allocated to the fixed Assets.

      Buyer and Seller agree to report the transactions provided for in this Agreement for feral income tax purposes in a manner consistent with the allocations of the Purchase Price as provided in this Agreement, and shall file any and all Internal Revenue Service ("IRS") forms necessary to report this sale as stated herein. Buyer and Seller each further agrees to file its Federal income tax returns and its other tax returns reflecting such allocation.

      1.8 Records and Contracts. To the extent not previously provided to Buyer, at or before the First Closing, Seller shall deliver to Buyer all of the Contracts, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. Seller shall also deliver to Buyer at the First Closing all of Seller's files and records relating to the Assets.

      1.9 Sales and Transfer Taxes. All sales, transfer, use, recordation, documentary, stamp, excise taxes, personal property taxes (prorated through the First Closing), fees and duties, under the laws of the United States and the State of Florida, incurred in connection with this Agreement or the transactions contemplated thereby will be borne and paid by Seller, and Seller shall promptly reimburse Buyer for the payment of any such tax, fee or duty which Buyer is required to make under applicable law.


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      1.10 Transfer of Assets. At the First Closing, and upon payment of the
Purchase Price, Seller shall deliver or cause to be delivered to Buyer a Bill of Sale and any other instruments or other documents required under Florida law to fully transfer and assign to Buyer title to all of the Assets, together with all required consents. Such instruments of transfer (a) shall contain appropriate warranties and covenants which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall effectively vest in Buyer good and marketable title to all of the Assets free and clear of all Liens (as defined in Section 2.8 below), and
(c) where applicable, shall be accompanied by evidence of the discharge of all Liens against the Assets. At the Second Closing, each of the Principal Shareholders shall deliver to Buyer one or more stock certificates, together with stock powers executed in blank, representing such Principal Shareholder's ownership of his shares of Capital Stock of Port St. Lucie.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPAL SHAREHOLDERS.

      In order to induce Buyer to enter into this Agreement, Seller and each of the Principal Shareholders, jointly and severally, hereby represent and warrant to Buyer as follows:

      2.1 Organization; Subsidiaries.

            (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Seller has all requisite power and authority to conduct its business as it is now conducted or proposed to be conducted and to own, lease and operate its properties and assets. The copies of Seller's Certificate of Incorporation and By- Laws each as amended to date, heretofore delivered to Buyer's counsel are complete and correct. Seller is not in violation of any term of the Certificate of Incorporation and By-Laws. Seller is duly qualified to do business in the state of its incorporation, and does not conduct its business in any other jurisdiction.

            (b) Seller has no subsidiaries and does not own any securities issued by any other business organization or governmental authority.

      2.2 Required Action. All actions and proceedings necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement have been duly and validly taken or will have been duly and validly taken prior to First Closing, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to, or as contemplated by, this Agreement (collectively, the "Seller Documents") has been or shall be duly and validly authorized, executed and delivered by Seller and no other action on the part of Seller or its officers, directors or shareholders shall be required in connection therewith. Each of Seller and the Principal Shareholders have full right, authority, power and capacity to execute and deliver this Agreement and each other Seller Document and to carry out the transactions contemplated


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hereby and thereby. To the knowledge of Seller and the Principal Shareholders, this Agreement and each other Seller Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of Seller and the Principal Shareholders enforceable in accordance with its respective terms.

      2.3 No Conflicts.

            (a) The execution, delivery and performance by Seller of this Agreement and each other Seller Document does not and will not (i) violate any provision of the Certificate of Incorporation and By-Laws of Seller, in each case as amended to date, (ii) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Seller is a party or by which Seller or the Assets is bound, (iii) violate any judgment, decree or order, or, to Seller's knowledge, any statute, rule or regulation applicable to Seller or the Assets, (iv) require Seller to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made or (v) result in the creation or imposition of any Lien (as defined in Section 2.8 below) on any of the Assets.

            (b) The execution, delivery and performance by each of the Principal Shareholders of this Agreement and each other Seller Document does not and will not (i) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which any or all of the Principal Shareholders are a party or by which any or all of the Principal Shareholders are bound, (ii) violate any judgment, decree or order, or, to each Principal Shareholder's knowledge, any statute, rule or regulation applicable to the Principal Shareholders, (iii) require the Principal Shareholders to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made or (iv) result in the creation or imposition of any Lien (as defined in Section 2.8 below) on any of the Assets.

      2.4 Taxes.

            (a) Seller has paid, caused to be paid or shall cause to be paid all federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not.

            (b) Seller has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof. To Seller's knowledge, all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. Seller has delivered to Buyer correct and complete copies of all


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federal, state, local and foreign income tax returns requested by Buyer, and of all examination reports and statements of deficiencies assessed against or agreed to by Seller with respect to said returns.

            (c) Neither the IRS nor any other governmental authority is now asserting or, to the knowledge of Seller or the Principal Shareholders, threatening to assert against Seller any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where Seller does not file reports and returns that Seller is or may be subject to taxation by that jurisdiction. There are no security interests on any of the Assets of Seller that arose in connection with any failure (or alleged failure) to pay any Taxes. Seller has never entered into a First Closing agreement pursuant to Section 7121 of the Code.

            (d) Seller has not been notified by any tax authority that any audit of any tax return filed by Seller is in progress, and Seller has not been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by Seller is in force, and no waiver or agreement by Seller is in force for the extension of time for the assessment or payment of any Taxes.

            (e) Seller has never been (and has never had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Seller has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity. Seller does not own and has never owned a direct or indirect interest in any trust, partnership, corporation or other entity and therefore Buyer is not acquiring from Seller an interest in any entity. Seller is not a party to any tax sharing agreement.

            (f) Seller is not a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

            (g) For purposes of this Agreement, all references to Sections of the Code shall refer to the Code currently in force.

      2.5 Compliance with Laws. To Seller's knowledge, Seller's operation of the Business and the Assets is in compliance in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority (including the Federal Communications Commission), and Seller has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

      2.6 Insurance. The physical properties and tangible Assets of Seller are adequately insured as of the First Closing Date.

      2.7 Contracts. The Contracts constitute all leases, contracts and arrangements, whether oral, if any, or written, under which Seller is


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currently bound or to which Seller is currently a party, which relate to the
Business or Assets, which are not being satisfied and paid by Seller through Buyer from the Purchase Price. Schedule 1.1(b) attached hereto contains a true, correct and complete list of all Contracts. With respect to any oral agreement or understanding involving the Business, and which may affect the operations of the Business after First Closing, Seller has provided a written summary of the material terms of each such agreement or understanding on Schedule 1.1(b). To Seller's knowledge, each Contract identified on Schedule 1.1(b) is valid, in full force and effect and binding upon Seller and the other parties thereto in accordance with its terms and Seller has not been notified by any party to a Contract that such party contests or disputes the validity of such Contract which will not be paid off or brought current as of the First Closing. Seller is not in default under or in arrears in the performance, payment or satisfaction of any agreement or condition on its part to be performed or satisfied under any Contract. Seller has not received notice of, and each of Seller and the Principal Shareholders have no knowledge of, any fact which would result in a termination, repudiation or breach of any Contract. Seller has provided Buyer with true and complete copies of all of such Contracts, other than with respect to the oral agreements or understandings described on Schedule 1.1(b).

      2.8 Title. Seller has good and marketable title to all of the Assets, which as of the First Closing Date or immediately thereafter (upon Buyer's payment from the Purchase Price), shall be free and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind (collectively, "Liens"). Upon the sale, assignment, transfer and delivery of the Assets to Buyer hereunder or as reasonably practicable thereafter (subject to the provisions of Section 1.3(b)) and under the Seller Documents, there will be vested in Buyer good, marketable and indefeasible title to the Assets, free and clear of all Liens. The Assets include all of the assets and properties (i) held for use by Seller to conduct the Business as presently conducted and (ii) necessary or useful for Buyer to operate the Business in the same manner as such Business is currently operated by Seller as of the First Closing Date. As of the First Closing Date, all of the tangible Assets are in good repair, have been maintained and are in operating condition, ordinary wear and tear excepted, and to Seller's knowledge do not require any material modifications or repairs as of the date hereof, and, to Seller's knowledge, comply in all material respects with applicable laws, ordinances and regulations. It is understood and agreed that Seller currently has a month-to-month lease to its only place of Business (the "Leased Real Property") and makes no representations or warranties to Buyer as to its continued right to lease or remain in possession of such premises. The current lease is not assignable and set forth on Schedule 1.1(b) are the lease payment terms for the Leased Real Property. Seller does not hold or own a fee interest in any real property and makes no representations or warranties with regard thereto. To Seller's knowledge, there are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and, to Seller's knowledge, all of such improvements are in operating condition and have been maintained. To Seller's knowledge, all water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or planned operation of the Leased Real Property have been installed and connected pursuant to valid permits, and are sufficient to service the Leased Real Property.

      2.9 Litigation. Except as set forth on Schedule 2.9, Seller is not now involved in nor, to the knowledge of Seller and the Principal Shareholders, is Seller threatened to be involved in (not including disputed non-secured debts) any litigation or legal or other proceedings related to or affecting the Business or any Asset (including any Intellectual Property) or which would prevent or hinder the consummation of the transactions contemplated by this Agreement or Seller's ability to convey title to the Assets, free and clear of all Liens, to Buyer or to otherwise perform its obligations herein. Seller has not been operating the Business under, and the Business is not subject to, any order, injunction or decree of any court of federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

      2.10 Employees; Labor Matters. Seller employs approximately seven (7) full-time employees and two (2) part-time employees and generally enjoys good employer-employee relationships. Seller has provided to Buyer a list of the employees of Seller in connection with the Business at the First Closing, including the name of such employees, their date of hire, wages and the general benefits, such as vacation and bonuses, to be paid to such employees. There is no written or oral contract between Seller and any employee which would impose any liability upon Buyer with regard to any of its employees or which would prevent Seller from terminating its relationship with such employees without being required to pay any form of "severance pay" or any other like payment. To the knowledge of Seller and the Principal Shareholders, it has complied with all federal, state, and local laws, rules, regulations and ordinances with regard to its employees and is not aware of any threatened or pending action relating to its employees or any compensation or other benefits paid or due to such employees.

      2.11 Financial Statements. Attached hereto as Schedule 2.11 are copies of the balance sheet of Seller as of March 31, 1999 (the "Base Balance Sheet") and the statements of income and expense of Seller for the three months ended March 31, 1999 (collectively the "Financial Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles applied consistently during the periods covered thereby (except for the absence of footnotes with respect to unaudited financial statements), and to Seller's knowledge were complete and correct and present fairly and accurately the financial condition of the Business at the dates of said statements and the results of operations of the Business for the periods covered thereby. As of the date on the Base Balance Sheet contained in the Financial Statements (the "Base Balance Sheet Date"), Seller had no liabilities or obligations of any kind with respect to the Business, whether accrued, contingent or otherwise, that are not disclosed and adequately reserved against on the Base Balance Sheet and which would otherwise prevent Seller from performing its obligations herein. As of the date hereof and at the First Closing, Seller had and will have no liabilities or obligations of any kind with respect to the Business, whether accrued, contingent or otherwise, that are not disclosed and adequately reserved against on the Base Balance Sheet and which would materially affect the value of the Business or calculations utilized by Buyer in formulating the Purchase Price utilizing the GAAP principles or prevent Seller from performing his obligations herein. Buyer was provided with an opportunity to review Seller's Financial Statements and has upon its own or its accountants' inspection and analysis of such Financial Statements decided to proceed with the First Closing under this Agreement based, in part, upon its own review and inspection of the Business, the Assets and Seller's Financial Statements and upon Seller's representations and warranties as to their preparation, validity and truthfulness.

      2.12 Business Since the Base Balance Sheet Date (March 31, 1999). Since the Base Balance Sheet Date:

            (a) there has been no material adverse change in the Business or in the Assets, operations or financial condition of the Business;

            (b) the Business has, in all material respects, been conducted in the ordinary course of business and in substantially the same manner as it was conducted before the date of the Base Balance Sheet Date;

            (c) there has not been any material obligation or liability (contingent or other) incurred by Seller with respect to the Business, whether or not incurred in the ordinary course of business;

            (d) there has not been any purchase, sale or other disposition, or any agreement or other arrangement, oral or written, for the purchase, sale or other disposition, of any material properties or assets of the Business, whether or not in the ordinary course of business;

            (e) there has not been any mortgage, encumbrance or lien placed on any of the Assets, nor any payment or discharge of a material lien or liability of Seller which was not reflected on the Base Balance Sheet;

            (f) there has not been any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Business or Assets;

            (g) there has not been any change in Seller's pricing, marketing, customer service, billing, operational or promotional activities in any material way from that which Seller was providing these activities directly prior to the Base Balance Sheet Date; and

            (h) there has not been any agreement or understanding, whether in writing or otherwise, for Seller to take any of the actions specified above.

      2.13 Licenses. As of the date of this Agreement, Seller is the holder of all licenses, permits and authorizations with respect to the Business (the "Authorizations"). To the knowledge of Seller, the Authorizations are in full force and effect and constitute all of the licenses, permits and authorizations required for operation of the Business as it is now operated. As of the date hereof, there is not pending or, to the knowledge of Seller and the Principal Shareholders, threatened any action by or before any governmental agency to revoke, cancel, rescind or modify any of the Authorizations, and there is not now issued, outstanding, pending or, to the knowledge of Seller and the Principal Shareholders, threatened any order to show cause, notice of violation, notice of apparent liability, or notice of forfeiture or complaint against Seller with respect to the Business.

      2.14 Approvals; Consents. No approval, consent, authorization or exemption from or filing with any person or entity not a party to this Agreement is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby.

      2.15 Customers and Suppliers. To Seller's knowledge, its relations with its customers and suppliers, including its Subscribers (as defined in Section
2.16 below), are good.

      2.16 Subscribers. Schedule 2.16(a) attached hereto sets forth, as of the date hereof, the Subscribers (as defined herein) of the Business as listed by class, type and billing plan. For purposes of this Agreement, the terms "Subscriber" shall mean any active (service not terminated more than thirty (30) days prior to the date hereof) subscriber to Internet services offered by Seller in the Business who has subscribed to a service for at least two months and has paid at least two bills at any given time, including, without limitation, any person or corporation who receives dial-up Internet access through the Business (a "Dial-up Subscriber"), any person who receives dedicated Internet access from Seller offering higher data transmission rates than available from dial-up access (a "Dedicated Subscriber"), and any person with a web page or domain name on Seller's server and to whom Seller provides Internet access (a "Web-hosting / Domain-hosting Subscriber"); provided, however, that "Subscriber" shall not include any person or entity receiving complimentary Internet services or Internet services at a promotional discounted rate. Set forth on Schedule 2.16(b) attached hereto is a listing of all such accounts which receive complimentary Internet services or Internet services at a promotional discounted rate. Set forth on Schedule 2.16(c) attached hereto is Seller's policy and practice with respect to the disconnection of Subscribers, with which Seller has, except as set forth on Schedule 2.16(c), at all times since its inception, complied in all material respects. It is understood and agreed that Schedule 2.16(a) may contain some Subscribers of Seller with outstanding balances due or for which service has been temporarily terminated by Seller, but due to past actions of such Subscribers, Seller believes that they will continue to use Seller for their Internet access and therefore remain a Subscriber transferred to Buyer under this Agreement. As of the date hereof, Buyer expressly assumes all obligations and liability of Seller under a Subscriber Contract or to such Subscribers and shall indemnify and hold harmless Seller from any claims, causes of action or demands arising from or related to the Subscriber.

      2.17 Brokers. Seller has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

      2.18 Collectibility of Accounts Receivable. As of the First Closing, all of the accounts receivable of Seller identified on the Schedules attached hereto, are or will be as of the First Closing Date bona fide and, to Seller's knowledge, valid and enforceable claims, subject to no set off or counterclaim and are collectible in accordance with their terms. Seller has not been notified by any party that such party contests or disputes the validity of such accounts receivable. Seller has no accounts or loans receivable from any person, firm or corporation which is affiliated with Seller or from any director, officer or employee of Seller, or from any of their respective spouses or family members.

      2.19 [INTENTIONALLY OMITTED].

      2.20 Intellectual Property.

            (a) All of the Intellectual Property of Seller, if any, is set forth on Schedule 2.20 attached hereto. For purposes hereof, the term "Intellectual Property" includes: (i) Seller's rights to the name "MetroLink Internet Services", all trade names, trade dress, logos, packaging design, slogans, any and all Internet domain names used or useful in the business of Seller, registered and unregistered trademarks and service marks and applications (collectively, "Marks"); (ii) all know-how, trade secrets, confidential or proprietary information, customer lists, IP addresses, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, "Trade Secrets"); (iii) Seller's web-sites (including the domain name "www.metrolink.net" and any other similar domain name); (iv) all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers, and claims of infringement against third parties (the "Rights"); and (v) all contracts relating to the Intellectual Property to which Seller is a party or is bound, including, without limitation, all nondisclosure and/or confidentiality agreements entered into by persons in connection with disclosures by Seller (collectively,"Assigned Contracts").

            (b) To Seller's knowledge it has ownership of, and has good, valid and marketable title to, all of the Intellectual Property, free and clear of any Liens, and has the right to use all of the Intellectual Property without payment to any third party. Seller's rights in all of such Intellectual Property are freely transferable. There are no claims or demands pending or, to the knowledge of Seller and the Principal Shareholders, threatened of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the knowledge of Seller and the Principal Shareholders, threatened against Seller and/or its officers, employees and consultants which challenge the validity and enforceability of Seller's rights in respect of the Intellectual Property. The Intellectual Property represents all of the assets of Seller of such class or type necessary for the operation of Seller's Business as currently conducted.

      To Seller's knowledge, no employee, consultant or contractor of Seller has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee, consultant or contractor may be engaged or requires the employee, consultant or contractor to transfer, assign, or disclose information concerning his work to anyone other than Seller.

            (c) Schedule 2.20 sets forth a complete and accurate list and summary description of all of Seller's Marks. It is understood that, with the exception of common law rights, the name "MetroLink" and /or "MetroLink Internet Services, Inc." are not federally registered or protected trademarks or service marks and that MetroLink does not have exclusive legal right to their use.

            (d) Seller has no patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents").

            (e) Seller has no copyrights in either published or unpublished works.

            (f) Seller has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property. Except for websites created by Seller for its customers, Seller (i) has not licensed or granted to anyone rights of any nature to use any of its Intellectual Property and (ii) is not obligated to and does not pay royalties or other fees to anyone for its ownership, use, license (other than software utilized by Seller and transferred hereunder as set forth in Schedule 2.20) or transfer of any of its Intellectual Property.

            (g) All licenses or other agreements under which Seller is granted rights by others in Intellectual Property are listed on Schedule 2.20. Except as set forth on such Schedule, all such licenses or other agreements are in full force and effect, there is no material default by any party thereto, and all of the rights of Seller thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer, and Seller has no reason to believe that the licensors under the licenses and other agreements under which Seller is granted rights and has granted rights to others do not have and did not have all requisite power and authority to grant the rights purported to be conferred thereby.

            (h) Except for websites created by Seller for its customers, Seller has granted no rights to others in its Intellectual Property.

            (i) With the exception of the I.E.A./Emerald Radius Software utilized by Seller in the operation of its Business, Seller and the Principal Shareholders reasonably believe that the "Year 2000 Problem" (i.e., the risk that applications used by Seller or its suppliers and/or providers may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999) will not have any material adverse effect on the business or operations of Seller. To Seller's knowledge, the I.E.A./Emerald Radius Software is not Year 2000 compliant.

      2.21 Absence of Restrictions. Seller has not entered into any other agreement or arrangement with any other party with respect to the sale, transfer or any other disposition or encumbrance of the Business or the Assets, in whole or in part.

      2.22 Transactions with Interested Persons. Except for Seller's use, rental and/or lease of lines from MetroLink Internet Services of Port St. Lucie, Inc. (a C-LEC company owned by the Principal Shareholders), neither Seller, nor any shareholder, officer, supervisory employee or director of Seller or, any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Seller, or any organization which has a material contract or arrangement with Seller.

      2.23 Employee Benefit Programs. Seller has never provided, offered, maintained, supervised, managed or operated any deferred compensation benefit or Employee Retirement Income Security Act of 1974, as amended ("ERISA") plan and Seller does not have any employee benefits, retirement or other deferred compensation plans in effect which would impose any obligations, duties, responsibilities or liabilities upon Buyer.

      2.24 Environmental Matters.

            (a) To Seller's knowledge, (i) Seller has not generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined in Section 2.24(c) below) at any time; (ii) Seller has never spilled, released, or disposed of any Hazardous Material (as defined in Section 2.24(c) below) at any site associated with a structure presently or formerly owned, operated, leased, or used by Seller, nor has any such Hazardous Material ever been located in the soil or groundwater at any such site; (iii) Seller has never transported any Hazardous Material from any site associated with a structure presently or formerly owned, operated, leased, or used by Seller for treatment, storage, or disposal at any other place; (iv) Seller does not presently own, operate, lease, or use, and has not previously owned, operated, leased, or used any site associated with a structure on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Seller in connection with the presence of any Hazardous Material.

            (b) To Seller's knowledge, (i) Seller does not have any liability under, nor has it ever violated, any Environmental Law (as defined in Section 2.24(c) below); (ii) Seller has not entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iii) neither Seller nor any Principal

Shareholder has any knowledge or reason to know that any of the items enumerated in clause (ii) of this subsection will be forthcoming.

            (c) For purposes of this Agreement, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; and (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or By-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted.

      2.25 Port St. Lucie.

            (a) Organization and Qualifications of Port St. Lucie. Port St. Lucie is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted. Port St. Lucie is duly qualified to do business as a foreign corporation in each jurisdiction in which such qualification is necessary, except where the failure to be so qualified would not have a material adverse effect.

            (b) Capital Stock of Port St. Lucie. The authorized Capital Stock of Port St. Lucie consists of 1,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are duly and validly issued, outstanding, fully paid and non-assessable. Each Principal Shareholder owns 500 shares of the Capital Stock. There are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of common stock of Port St. Lucie.

            (c) Beneficial Ownership of the Capital Stock. Each of the Principal Shareholders owns beneficially and of record the Capital Stock set forth opposite such Shareholder's name on Schedule 2.25(c) hereto. Such Capital Stock is, and when delivered by such Principal Shareholders to Buyer pursuant to this Agreement will be, free and clear of any and all liens, encumbrances, restrictions, charges or claims and upon payment for such Capital Stock pursuant to Section 1.5 hereof at the Second Closing in accordance with the terms of this Agreement and the Port St. Lucie Escrow Agreement, Buyer will acquire good and valid title to the Capital Stock being sold by such Principal Shareholders at the Second Closing.

            (d) Corporate Records; Copies of Documents. The copies of the corporate records of Port St. Lucie, as made available to Buyer for review, are true and complete copies of the originals of such documents.

            (e) The representations made with respect to the Seller in Sections 2.4, 2.5, 2.6, 2.9, 2.12, 2.14, 2.21, 2.23 and 2.24 are hereby made by each of the Principal Shareholders with respect to Port St. Lucie.

            (f) Port St. Lucie has no employees. Port St. Lucie does not hold or own a fee interest in any real property.

      2.26 Disclosure. The representations, warranties and statements contained in this Agreement and in the Seller Documents delivered by Seller and the Principal Shareholders to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. It is expressly acknowledged and agreed that Buyer was provided sufficient time to inspect the Financial Statements, the Assets, and the Business of Seller prior to the date hereof and that it is entering into this Agreement and purchasing the Assets, Contracts, Capital Stock and other property of Seller and the Principal Shareholders hereunder based upon its own inspection and due diligence.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF BUYER.

      As a material inducement to Seller entering into this Agreement, Buyer hereby represents and warrants to Seller as follows:

      3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to conduct its business in the State of Florida as it is now conducted and to own, lease and operate its properties and assets.

      3.2 Required Action; Authority. All actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to, or as contemplated by, this Agreement (collectively, the "Buyer Documents") has been duly and validly authorized, executed and delivered by Buyer. Buyer has full right, authority, power and capacity to execute and deliver this Agreement and each other Buyer Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Buyer Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with its respective terms.

      3.3 No Conflicts. The execution, delivery and performance by Buyer of this Agreement and each other Buyer Document does not and will not (a) violate any provision of the Certificate of Incorporation or By-Laws of Buyer, as amended to date, (b) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Buyer is a party or by which it is bound, (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer, (d) require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made. The officers who execute this Agreement and the other Buyer Documents contemplated hereby on behalf of Buyer have and shall have all requisite power to do so in the name of and on behalf of Buyer.

      3.4 Brokers. Except for fees payable to Rampart Associates, LLC ("Broker"), Buyer has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby. Buyer assumes all liability for any commissions, fees or other payments which Broker may be entitled to herein, and any such commissions, fees or other amounts shall not be paid from or by Seller from the Purchase Price. Buyer expressly indemnifies and shall hold harmless Seller from and against any claims by Broker.

      3.5 Full and Complete Inspection. Buyer has made a full and complete inspection of the Assets and Financial Statements of the Business, has been provided copies of all records of Seller Buyer reasonably believes are necessary and relevant to the Business, the Assets and a determination of the valuation, worth and Purchase Price of the Business.

      3.6 Management and Operation of an Internet Service Company. As of the date hereof, Buyer has been engaged in the operation and management of an Internet service company or related business and is familiar with the risks associated with the ownership and operation of such a company. Buyer is assuming any and all risks associated with and which may arise in the operation of the Business after the First Closing Date which do not arise from events or circumstances that constitute a breach of this Agreement or representations made herein. Except for claims arising from Seller's breach of this Agreement, the representations hereunder or any of the Seller Documents, Buyer waives any right to bring a claim against Seller or the Principal Shareholders as a result of such known and understood risks which are associated with operating such a Business or in the management of the Assets or performance of the obligations assumed by Buyer under the Contracts.

      3.7 Disclosure. The representations, warranties and statements contained in this Agreement and the Seller Documents do not contain any untrue statement of material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

SECTION 4. COVENANTS OF SELLER.

      Seller covenants and agrees that:

      4.1 Use of Trade Names. After the First Closing Date, neither Seller, nor any person controlling, controlled by or under common control with Seller will for any reason, directly or indirectly, for itself or any other person, (a) use the names "MetroLink" or "MetroLink Internet Services" or (b) use or disclose any trade secrets, confidential information, know-how, proprietary information or other Intellectual Property of Seller transferred pursuant to this Agreement.

      4.2 Post-First Closing Transitional Matters. For a period of ninety (90) days following the First Closing, Seller shall provide, without additional cost to Buyer (except for amounts due under the Employment Agreement), such assistance as is reasonably requested by Buyer in order to effect an orderly transition in the ownership and operation of the Assets and the Capital Stock; provided, however, such post-First Closing assistance shall not, in any event, exceed ten (10) hours per week. Such assistance by Seller or the Principal Stockholders shall not constitute a default under such Employment Agreements with Buyer.

      4.3 Collection of Assets. Subsequent to the First Closing, Buyer shall have the right and authority to collect all receivables (except as provided herein) and other items transferred and assigned to Buyer by Seller hereunder and to endorse with the name of Seller any checks received on account of such receivables, and Seller agrees that it will promptly transfer or deliver to Buyer from time to time, any cash or other property that such Seller may receive with respect to any contracts, licenses, commitments, sales orders, purchase orders, accounts receivable of any character or any other items included in the Assets.

      4.4 Payment of Obligations. Seller shall take appropriate action to defend, pay or settle any Seller Liabilities to insure that no claims are asserted against Buyer for such amounts and shall pay all of Seller's Liabilities not otherwise disputed, denied or litigated, from the Purchase Price.

      4.5 Further Assurances. Seller, from time to time after the First Closing at the request of Buyer and without further consideration, shall execute and deliver further instruments of transfer and assignment to more effectively transfer and assign to, and vest in, Buyer the Assets free and clear of all Liens.

SECTION 5. COVENANTS OF BUYER.

      Buyer covenants and agrees that:

      5.1 Payment of Post-First Closing Liabilities. From and after the First Closing Date, Buyer shall take appropriate action to defend, pay or settle any obligations or liabilities arising under the Contracts or with regard to the Assets or Business to insure that no claims are asserted against Seller for such amounts.

      5.2 Contractual Obligations. After the execution hereof, Buyer shall perform all obligations of Seller arising under the Contracts with regard to the Contracts purchased and assigned to Buyer under this Agreement.

      5.3 Further Assurances. Should an error or omission be discovered in this Agreement or the Financial Statements after the First Closing, Buyer agrees to cooperate with Seller to rectify such error or omission without further consideration. Buyer agrees to execute and deliver further instruments necessary to carry out the intent of this Agreement.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATION OF BUYER AT THE FIRST CLOSING.

      Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the First Closing Date, of each of the following conditions, unless otherwise waived by Buyer in writing:

      6.1 Performance of Agreements and Deliveries. Seller shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Seller prior to or upon the First Closing Date and shall have delivered all documents and items required to be delivered at or prior to the First Closing, including, without limitation:

            (a) A certificate, dated the First Closing Date, from the President of Seller to the effect that the conditions set forth in Sections 6.1, 6.8 and
6.9 have been satisfied and that the representations and warranties of Seller set forth in Section 2 are true and correct;

            (b) A certificate, dated the First Closing Date, from Seller's Secretary certifying as to the Certificate of Incorporation, By-Laws, authority and the incumbency of all officers executing this Agreement and the Seller Documents on behalf of Seller;

            (c) A copy of Seller's Certificate of Incorporation from the Secretary of State of the State of Florida;

            (d) An Amendment to the Articles of Incorporation and any other required documentation, which effect a change of Seller's name, which name change shall take effect not more than five (5) days following the date of First Closing; and

            (e) A Certificate of Good Standing from the Secretary of State of the State of Florida.

      6.2 Asset Transfer. Seller shall have delivered to Buyer the following instruments of transfer and assignment in accordance with the provisions hereof, transferring to Buyer all of Seller's right, title and interest in and to the Assets, free and clear of all Liens:

            (a) A Bill of Sale in the form attached hereto as Exhibit C;

            (b) An Assignment and Assumption Agreement in the form attached hereto as Exhibit D; and

            (c) An Assignment of Internet Domain Name in the form attached hereto as Exhibit E.

      6.3 Assignment of Contracts and Authorizations; Approvals. All Contracts assumed by Buyer shall have been duly and validly assigned to Buyer by Seller, and all consents and approvals required in connection with the consummation of the transactions contemplated hereby under any Contract or Authorization or otherwise shall have been obtained by Buyer in form and substance satisfactory to Buyer. All such Contracts and Authorizations shall remain in full force and effect and shall not have been amended, modified or repudiated in any material respect by either party thereto. Neither Seller nor, to the knowledge of Seller and the Principal Shareholders, the other party thereto, shall have breached or defaulted under any Contract or Authorization. Seller shall not have received notice of or have knowledge of any fact which could result in the termination, repudiation or breach of any Contract or Authorization.

      6.4 Escrow Agreement. Seller shall have executed and delivered to Buyer the Escrow Agreement.

      6.5 Non-Competition Agreement. Seller shall have executed and delivered to Buyer a Non-Competition Agreement in substantially the form attached hereto as Exhibit F.

      6.6 Release of Liens. Seller and Buyer shall reasonably cooperate and assist Seller in obtaining and delivering to Buyer at, prior to or immediately following the First Closing instruments (including payoff letters, bills of sale and UCC-3 termination statements) releasing any and all Liens on the Assets.

      6.7 Opinion of Seller's Counsel. Buyer shall have received the opinion of Fallace & Associates, P.A., counsel for Seller, dated the First Closing Date, substantially in the form of Exhibit G attached hereto.

      6.8 Minimum Number of Subscribers. Seller must submit proof, through the Subscriber List attached hereto, that it is delivering to Buyer at the First Closing documentation establishing the assignment and transfer of a minimum of:

            (a) 2,400 Subscriber Services Agreements;

            (b) 140 Corporate Subscriber Services Agreements;

            (c) 28 Dedicated Subscriber Services Agreements including 33.6 to full T-1; and

            (d) 100 Web-hosting/Domain-hosting Subscribers.

      Prior to First Closing, Buyer shall review the Subscriber List to determine that the requisite number of Subscribers are being delivered to Buyer. Buyer shall notify Seller prior to First Closing if the requisite number are not being delivered, and the Purchase Price shall be mutually adjusted prior to the First Closing to reflect the proper number of actual Subscribers being transferred.

SECTION 6A. CONDITIONS PRECEDENT TO OBLIGATION OF BUYER AT THE SECOND CLOSING.

      6A.1 Performance of Agreements and Deliveries on the Second Closing. The Principal Shareholders shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by such Principal Shareholders prior to or upon the Second Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Second Closing, including, without limitation:

            (a) A certificate, dated the Second Closing Date (the "Second Closing Certificate"), from the Principal Shareholders to the effect that: (i) they have obtained all necessary regulatory approvals pertaining to the purchase and sale of the Capital Stock and business of Port St. Lucie; (ii) the representations and warranties made by such Principal Shareholders with respect to Port St. Lucie and the Capital Stock in this Agreement are true and correct in all material respects on the Second Closing Date with the same force and effect as if they had been made on and as of that date; and (iii) there has been no material adverse change in the financial condition of Port St. Lucie on or prior to the Second Closing Date;

            (b) A certificate, dated the Second Closing Date, from Port St. Lucie's Secretary certifying as to the Certificate of Incorporation, By-Laws, authority and the incumbency of all officers executing this Agreement and the Seller Documents on behalf of Port St. Lucie;

            (c) A copy of Port St. Lucie's Certificate of Incorporation from the Secretary of State of the State of Florida; and

            (d) A certificate of good standing for Port St. Lucie from the Secretary of State of the State of Florida.

      6A2. Opinion of Principal Shareholders' Counsel. Buyer shall have received the opinion of Fallace & Associates, P.A., counsel for the Principal Shareholders, dated the Second Closing Date, substantially in the form of Exhibit H attached hereto.

      6A3. Consent of Senior Lender. Buyer shall have received the consent of its senior lender to purchase the shares of Capital Stock.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER AT THE FIRST CLOSING.

      The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the First Closing Date, of the following conditions, unless waived by Seller in writing:

      7.1 Performance of Agreement and Deliveries. Buyer shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or upon the First Closing Date and shall have delivered all documents and items required to be delivered at or prior to the First Closing, including, without limitation:

            (a) A certificate, dated the First Closing Date, from the President of Buyer to the effect that the conditions set forth in Section 7.1 have been satisfied and that the representations and warranties of Buyer set forth in
Section 3 are true and correct;

            (b) A certificate, dated the First Closing Date, from Buyer's Secretary as to the Certificate of Incorporation, By-Laws, authority and the incumbency of all officers executing the Buyer Documents on behalf of Buyer;

            (c) A copy of Buyer's Certificate of Incorporation from the Secretary of State of the State of Delaware;

            (d) A Certificate of Good Standing from the Secretary of State of the State of Delaware;

            (e) A Certificate from the State of Florida certifying that Buyer has properly registered to do Business in the State of Florida.

      7.2 Escrow Agreement. Buyer shall have executed and delivered to Seller the Escrow Agreement.

      7.3 Employment Agreements. Buyer agrees to enter into a one-year employment agreement with each of James Taylor and Tom Batchellor, dated the First Closing Date, substantially in the form of Exhibit I attached hereto.

      7.4 Opinion of Buyer's Counsel. Seller shall have received an opinion of Goodwin, Procter & Hoar LLP, counsel for Buyer, dated the First Closing Date, substantially in the form of Exhibit J attached hereto.

SECTION 7A. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER AND THE PRINCIPAL SHAREHOLDERS AT THE SECOND CLOSING.

      7A. Performance of Agreement and Deliveries. Buyer shall have performed in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or upon the Second Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Second Closing, including, without limitation:

            (a) A certificate, dated the Second Closing Date, from the President of Buyer to the effect that the conditions set forth in Section 7A have been satisfied and that the representations and warranties of Buyer set forth in
Section 3 are true and correct;

            (b) A certificate, dated the Second Closing Date, from Buyer's Secretary as to the Certificate of Incorporation, By-Laws, authority and the incumbency of all officers executing the Buyer Documents on behalf of Buyer;

            (c) A certified copy of Buyer's Certificate of Incorporation from the Secretary of State of the State of Delaware;

            (d) A Certificate of Good Standing from the Secretary of State of the State of Delaware;

            (e) A Certificate from the State of Florida certifying that Buyer has properly registered to do Business in the State of Florida.

SECTION 8. SURVIVAL.

      Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other party and shall survive the First Closing and shall not merge in the performance of any obligation by either party hereto.

SECTION 9. INDEMNIFICATION.

      9.1 Indemnification by Seller and the Principal Shareholders.

            (a) Seller and each of the Principal Shareholders hereby agrees, jointly and severally, to indemnify and hold harmless Buyer, its affiliates and its and their respective directors, officers, stockholders, partners, members, employees, and agents (individually, a "Buyer Indemnified Party" and collectively, "Buyer Indemnified Parties"), against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever, but net of the proceeds from any insurance policies or other third party reimbursement for such loss, to the extent sustained, suffered or incurred by or made against any Buyer Indemnified Party, to the extent based upon, arising out of or in connection with: (i) any breach of any representation or warranty made by Seller and the Principal Shareholders in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Seller or the Principal Shareholders in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered pursuant to this Agreement; (iii) any claim made by any person or entity which relates to the operation of the Assets or the Business which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring on or existing before the First Closing Date; (iv) any claim which arises in connection with any Excluded Liabilities; (v) any claim made by any person or entity which relates to the operation of Port St. Lucie which arises in connection with, or on the basis of events, acts, omissions, conditions or any other state of facts occurring on or existing before the Second Closing and (vi) any claim arising from Seller's or the Principal Shareholders' failure to perform all of its or his obligations under the Bill of Sale, Assignment of Internet Domain Name, and Assignment and Assumption Agreement.

      9.2 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Seller and its officers, directors, managers, members, employees and agents, including the Principal Shareholders (individually, a "Seller Indemnified Party" and collectively, "Seller Indemnified Parties") at all times against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants), of any kind or nature whatsoever, to the extent sustained, suffered or incurred by or made against any Seller Indemnified Party, to the extent based upon, arising out of or in connection with: (i) any breach of any representation or warranty made by Buyer in this Agreement or in any schedule, exhibit or certificate delivered pursuant to this Agreement; (ii) any breach of any covenant or agreement made by Buyer in this Agreement or in any schedule, exhibit or certificate delivered pursuant to this Agreement; (iii) any claim made against Seller which relates to, results from or arises out of Buyer's operation of the Assets or the Business from and after the First Closing Date;
(iv) any claim asserted against Seller Indemnified Parties by Buyer's broker for any claims or commissions due; (v) any claim asserted against Seller Indemnified Parties away from or relating to any of the Contracts; (vi) any claim asserted against Seller Indemnified Parties arising from or relating to the operation of Port St. Lucie after the Second Closing and (vii) any claim arising from Buyer's improper exercise of any right under the Bill of Sale, Assignment of Internet Domain Name, and Assignment and Assumption Agreement.

      9.3 Notice; Defense of Claims.

            (a) Notice of Claims. Promptly after receipt by an indemnified party (a party against whom a claim for indemnification is asserted) of notice of any claim, liability or expense to which either Seller or Buyer believes the indemnification obligations hereunder would apply ("Indemnifiable Claims"), and in any event within thirty (30) days of becoming aware of such claim the indemnified party shall give notice thereof in writing to the indemnifying party. Such notice shall state the information then available regarding the amount and nature of such claim, the person or entity asserting the claim, the liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted. Failure to provide notice within such thirty-day period shall constitute a waiver of any right to assert a claim against the Escrow Fund for such claim, but shall not waive any other right that either Seller or Buyer may have under this Agreement.

            (b) Third Party Claims. With respect to a claim for indemnification arising from a claim asserted by any persons or entities (other than Buyer or Seller directly under the Agreement) against either party ("Third Party Claims"), if within twenty (20) days after receiving the notice described in clause (a) above the indemnifying party gives (i) written notice to the indemnified party stating that (A) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (B) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance to the indemnified party that such claim will be promptly paid in full if required, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnified party shall reasonably cooperate with the indemnifying party and its counsel in the defense of such claim and shall not make any admission or take any actions which impair, hinder or obstruct the ability to defend against a Third Party Claim or which admit, concede or settle the claim without the consent of the indemnifying party. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties' obligation to indemnify the indemnified party therefor will be fully satisfied. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request (except for documents protected by the attorney/client or work product privileges) and shall consult with the indemnified party prior to acting on major matters, including settlement discussions, however only to the extent such actions may impose restrictions, obligations or liability upon the indemnified party. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel (with the cost of such participation not constituting an indemnifiable claim hereunder) provided such participation does not impair, hinder, interfere with or obstruct the indemnifying party's defenses and settlement of any claims and ; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to reasonably compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

            (c) Non-Third Party Claims. With respect to non-third party claims (those asserted by Buyer or Seller directly under this Agreement for Indemnifiable Claims), if within twenty (20) days after receiving the notice described in clause (a) above the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the indemnified party's notice. If the indemnifying party provides written notice to the indemnified party within such 20-day period that it contests such indemnity in whole or in part, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party's notice.

      9.4 Claims Against Escrow Deposit. In the event that any Buyer Indemnified Party sustains or incurs actual damages, liabilities, losses, taxes, fines, penalties, costs or expenses, including, without limitation, attorneys fees, for which it believes it is entitled to indemnification from Seller or the Principal Shareholders under this Agreement and on the condition that Buyer has otherwise complied with the provisions for asserting claims for indemnification herein (including the right to collect directly from Seller or the Principal Shareholders), such Buyer Indemnified Party shall be entitled to make a claim against and receive in cash from the Escrow Deposit an amount equal to the damages, liabilities, losses, taxes, fines, penalties, costs and expenses, including, without limitation, attorneys fees, sustained or incurred by such Buyer Indemnified Party. In order to assert a claim against the Escrow Fund and potentially receive payment, in addition to the notice provisions herein, Buyer must comply with the terms and provisions contained in the Escrow Agreement (as defined herein).

SECTION 10. NOTICES.

      All notices and other communications required to be given hereunder, or which may be given pursuant or relative to the provisions hereof, shall be in writing and shall be deemed to have been given when delivered in hand or mailed, postage prepaid, by first class United States mail, certified return receipt requested as follows:

            If to Seller:                 MetroLink Internet Services, Inc.
                                          3556 Long Leaf Drive
                                          Melbourne, Florida 32940
                                          Attn.: James Taylor, President

            With a copy to:               Fallace & Associates, P.A.
                                          1900 S. Hickory Street
                                          Melbourne, Florida 32901
                                          Attn.: David G. Larkin
                                          Fax No.: (407) 724-6002

            If to Buyer:                  DURO Communications, Inc.
                                          1800 Pembroke Drive
                                          Suite 300
                                          Orlando, Florida 32810
                                          Attn.: Peter B. Hopper, President
                                          Fax No.: (407) 660-0012

            With a copy to:               Goodwin, Procter & Hoar LLP
                                          Exchange Place
                                          Boston, Massachusetts  02109
                                          Attn.:  David F. Dietz, P.C.
                                          Fax No.: (617) 523-1231

SECTION 11. MISCELLANEOUS.

      11.1 Assignability; Binding Effect. This Agreement shall not be assignable by Buyer or Seller except with the written consent of the other, except that Buyer may assign its rights hereunder either (a) to any affiliate of Buyer or its owners, (b) as a result of any merger, reorganization or other consolidation, or (c) in connection with the granting of a security interest to its senior lender. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

      11.2 Headings. The subject headings used in this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

      11.3 Amendments; Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and Seller or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

      11.4 Bulk Sales Law. Buyer hereby waives compliance by Seller of any applicable bulk sales law and Seller agrees, to make full and timely payment when due of all amounts owed by such Seller to its creditors. Seller agrees to indemnify and hold Buyer harmless from, and reimburse Buyer for, any loss, cost, expense, liability or damage (including reasonable counsel fees and disbursements and expenses) which Buyer may suffer or incur by virtue of the non-compliance by Seller with such laws.

      11.5 Entire Agreement. This Agreement, together with the schedules and exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof.

      11.6 Severability. In the event that any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

      11.7 Governing Law / Exclusive Venue. This Agreement and the transactions contemplated hereby shall be construed in accordance with and governed by the laws of the State of Florida, without regard to conflict of laws principles. The exclusive venue for any action arising out of or relating to this Agreement shall be Orlando, Florida.

      11.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

      11.9 Expenses. Each party shall pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated.

      11.10 Dispute Resolution. In the event of a dispute or breach of or arising under this Agreement, both parties agree to attempt to amicably resolve the dispute between themselves. Prior to either party initiating any action in a court of competent jurisdiction for an alleged breach of this Agreement, both parties agree to submit the dispute and/or alleged breach to non- binding mediation before a mediator agreed to by both parties, and both parties agreed to participate in good faith in such mediation to resolve all matters arising under this Agreement. The cost of the mediation shall be born equally by both parties and the mediation shall take place at an agreed location in Orlando, Florida or other place mutually agreed upon by the parties. Only upon the mediator determining that an impasse has been reached shall either party be entitled to bring an action in a court of competent jurisdiction. In any action or proceeding arising out of or relating to this Agreement or a dispute herein, the prevailing party in such action or proceeding shall be entitled to recover its reasonable costs, expenses and attorney fees (through the appellate levels).

      11.11 Third Party Rights. This Agreement is for the benefit of the parties hereto and is not entered into for the benefit of, and shall not be construed to confer any benefit upon, any other party or entity.


                  [Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, Seller, Principal Shareholders and Buyer have caused this Asset Purchase Agreement to be executed as of the date first above written.

                                    SELLER:

                                    METROLINK INTERNET SERVICES, INC.


                                    By: /s/ James Taylor
                                       ----------------------------------------
                                       James Taylor, President


                                    PRINCIPAL SHAREHOLDERS:

                                    /s/ James Taylor
                                    -------------------------------------------
                                    James Taylor

                                    /s/ Tom Batchellor
                                    -------------------------------------------
                                    Tom Batchellor


                                    BUYER:

                                    DURO COMMUNICATIONS, INC.


                                    By: /s/ Peter B. Hopper
                                       ----------------------------------------
                                       Peter B. Hopper, President

                         LIST OF EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A - Form of Port St. Lucie Escrow Agreement
Exhibit B - Form of Escrow Agreement
Exhibit C - Form of Bill of Sale
Exhibit D - Form of Assignment and Assumption Agreement
Exhibit E - Form of Assignment of Internet Domain Name
Exhibit F - Form of Non-Competition Agreement
Exhibit G - Form of Opinion of Seller's Counsel
Exhibit H - Form of Opinion of Principal Shareholders' Counsel
Exhibit I - Form of Employment Agreement
Exhibit J - Form of Opinion of Buyer's Counsel

SCHEDULES

Schedule 1.1(a)   Equipment
Schedule 1.1(b)   Contracts
Schedule 1.1(c)   Intellectual Property
Schedule 1.1(d)   Licenses and Authorizations
Schedule 1.1(e)   Current Assets
Schedule 1.2(a)   Excluded Assets
Schedule 1.2(b)   Excluded Contracts
Schedule 1.3(b)   Equipment Lease Liabilities
Schedule 2.9      Litigation
Schedule 2.11     Financial Statements
Schedule 2.16(a)  Subscribers
Schedule 2.16(b)  Complimentary Subscriber Accounts
Schedule 2.16(c)  Disconnection Policy
Schedule 2.20     Intellectual Property
Schedule 2.25(c)  Beneficial Ownership of Capital Stock